Exhibit 99.1

FOURTH AMENDMENT TO

EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS FOURTH AMENDMENT TO EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Fourth Amendment”), dated as of April 8, 2010, is entered into by and between EnergySolutions, LLC, a Utah limited liability company (the “Company”) and VAL JOHN CHRISTENSEN (the “Executive”).  This Amendment amends that certain Executive Employment and Non-competition Agreement between the Company and the Executive dated June 26, 2006, as amended pursuant to the First Amendment to Executive Employment and Non-Competition Agreement dated March 19, 2007, as further amended pursuant to the Second Amendment to Executive Employment and Non-Competition Agreement dated October 30, 2007, and as further amended pursuant to the Third Amendment to Executive Employment and Non-Competition Agreement dated March 3, 2008 (collectively, the “Agreement”), as follows:

1.             Section 1 of the Agreement is hereby deleted in its entirety and the following is substituted in place thereof:

1.             Employment and Position.  Subject to Section 2, the Company hereby employs the Executive as its Chief Executive Officer and President, and the Executive hereby accepts such employment under and subject to the terms and conditions hereinafter set forth.

2.             Section 3 of the Agreement is hereby deleted in its entirety and the following is substituted in place thereof:

3.             Duties.  The Executive shall perform services in a managerial capacity in a manner consistent with the Executive’s position as Chief Executive Officer and President of the Company, subject to the general supervision of the Board of Directors (the “Board”) of the Company.  The Executive hereby agrees to devote his full business time and diligent efforts to the faithful performance of such duties and to the promotion and forwarding of the business and affairs of the Company for the Employment Term; provided, however, that the Executive may (i) serve on non-profit civic or charitable boards or committees, and (ii) manage the Executive’s passive investments in Persons in which the Executive has no managerial responsibilities, so long as the activities specified in provisos (i) and (ii) above do not significantly interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an employee of the Company in accordance with this Agreement.  Any other actions or opportunities may be pursued by the Executive only with the express written consent of the Board.

3.             Section 4 of the Agreement is hereby deleted in its entirety and the following is substituted in place thereof:

(a)                                  Salary.  In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary (the “Base Salary”) at the rate of $750,000 per calendar year, or such other amount as may be determined by the Board from time to time.  The Base Salary shall be retroactive to the date of Executive’s appointment as Chief Executive Officer and President on February 18, 2010 and shall be paid in such installments and at such times as the Company pays its regularly salaried executives and shall be subject to all necessary withholding taxes, FICA contributions and similar deductions, as well as set-off against any amounts Executive owes the Company or its affiliates. In addition, if the Company at any time increases the salaries or hourly wages of other employees of the Company generally by a percentage equally applied to reflect a “cost-of-living increase”, the Base Salary shall be increased by the same percentage cost-of-living increase at the time and in the same manner it is given to other employees of the Company.

(b)          Target Bonus.  During the Employment Term, the Company from time to time, but in any event no later than the time the Company pays its bonuses in accordance with its general payroll policies following the end of each fiscal year, shall pay the Executive an annual bonus (the “Target Bonus”) of up to 200% of the Base Salary, or such other amount as may be determined by the Board from time to time.  The Target Bonus shall be calculated and payable in accordance with criteria established by the Compensation Committee of the Board and approved by the Board at the beginning of each fiscal year.

4.             Schedule 1 to the Agreement is hereby deleted in its entirety.

5.             The parties hereby ratify and confirm all terms and conditions set forth in the Agreement that are not expressly modified by this Fourth Amendment. This Fourth Amendment and the Agreement shall be considered, for all intents and purposes, as one agreement.  In the event of any conflict between the terms and provisions of this Fourth Amendment and the terms and provisions of the Agreement, the terms and provisions of this Fourth Amendment shall, in all instances, prevail.

IN WITNESS WHEREOF, the parties hereto have duly executed this Fourth Amendment as of the day and year first above written.

ENERGYSOLUTIONS, LLC

By	/s/ Mark C. McBride	/s/ Val John Christensen
	Mark C. McBride	Val John Christensen